UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. __)

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

Tekla Healthcare Investors, Tekla Life Sciences Investors, Tekla Healthcare Opportunities Fund, Tekla World Healthcare
Fund

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary proxy materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

TEKLA FUNDS ANNOUNCE ADJOURNMENT OF SPECIAL MEETINGS

BOSTON, MA (August 14, 2023) – Tekla Healthcare Investors (HQH), Tekla Life Sciences Investors (HQL), Tekla Healthcare Opportunities Fund (THQ) and Tekla World Healthcare Fund (THW), (the “Funds”) today announced that their joint special meetings of shareholders on August 14, 2023 (“Special Meetings”) were adjourned until August 29, 2023 to provide additional time for the Funds to reach a quorum on the proposal, described in their definitive joint proxy statement dated July 10, 2023 as filed with the Securities and Exchange Commission (the “Proxy Statement”), to approve a new investment advisory agreement with abrdn, Inc. (the “Proposal”). The adjourned Special Meeting will recommence on August 29, 2023 at 9:00 a.m. EDT at the offices of the Funds, 100 Federal Street, Boston, MA. The record date for the adjourned Special Meetings remains the same, June 16, 2023.

The shares that have been voted to date have been voted overwhelmingly IN FAVOR of the Proposal, but a quorum for the Special Meeting has not yet been achieved.

At a separate special meeting of the Funds held on August 14, 2023, four new trustees were elected to the Board of Trustees of each Fund, contingent upon and subject to, the approval of the Proposal by shareholders of each Fund and the closing of the related transaction involving abrdn Inc. that is described in the Proxy Statement.

During the adjournment period, the Funds will continue to solicit votes from shareholders regarding the Proposal. Proxies previously submitted will be voted at the adjourned Special Meeting, and shareholders who have previously submitted a proxy or otherwise voted on the Proposal need not take any action.

Shareholders as of the June 16, 2023 record date who have not yet voted on the Proposal are urged to do so promptly.

Shareholders may use the Proxy Card provided or may vote in the manner set forth in the Proxy Statement. Shareholders who have questions or require voting assistance should call Okapi Partners, the Funds’ proxy solicitor, toll-free at (877) 285-5990. Representatives are available Monday - Friday 9:00am to 10:00pm (EDT).

About Tekla

Tekla is an asset manager primarily focused on healthcare investing. Since its inception, Tekla has maintained a singular focus on the asset class. Its expertise comes from a diverse team of individuals, many with advanced degrees in science and business, investing experience and industry experience that help drive investment decisions.  For more information, please visit www.teklacap.com.

About abrdn

abrdn is a global investment company that helps clients and customers plan, save and invest for the future. abrdn’s purpose is to enable its clients to be better investors. abrdn manages and administers £500bn of assets for clients (as at 31 December 2022). abrdn is structured around three businesses – Investments, Adviser and Personal – focused on their changing needs. The capabilities in abrdn’s Investments business are built on the strength of its insight – generated from wide-ranging research, worldwide investment expertise and local market knowledge. abrdn’s teams collaborate across regions, asset classes and specialisms, connecting diverse perspectives and working with clients to identify investment opportunities that suit their needs. As at 31 December 2022, abrdn’s Investments business manages £376bn on behalf of clients - including insurance companies, sovereign wealth funds, independent wealth managers, pension funds, platforms, banks and family offices. For more information, please visit www.abrdn.com.

Additional Information about the Funds and the transaction

This press release is not intended to, and does not, solicit any proxy from any shareholder of the Funds. The solicitation of proxies to effect the transaction described herein will only be made by a definitive proxy statement.

The Funds and their trustees and officers, Tekla and its officers and employees, and other persons may be deemed to be participants in the solicitation of proxies with respect to the approval of new investment management contracts described herein. Fund shareholders may obtain more detailed information regarding the direct and indirect interests of a Fund’s trustees and officers, Tekla and its officers and employees, and other persons by reading the proxy statement relating to the transaction as filed with the Securities and Exchange Commission.  Fund shareholders should read the proxy statement because it contains important information.  The proxy statement is available for free at the Securities and Exchange Commission’s website (www.sec.gov).

Statements in this press release that are not historical facts are forward-looking statements as defined by the United States securities laws. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to uncertainties and other factors that are, in some cases, beyond a Fund’s control and could cause actual results to differ materially from those set forth in the forward-looking statements.

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The material contained on this website is not intended to be a recommendation or investment advice, does not constitute a solicitation to buy or sell securities, and is not provided in a fiduciary capacity. The information provided does not take into account the specific objectives or circumstances of any particular investor, or suggest any specific course of action. Investment decisions should be made based on an investor’s objectives and circumstances and in consultation with his or her advisors.

There can be no assurance that any closed-end fund will achieve its investment objective(s). Past performance does not guarantee future results. The net asset value of any closed-end fund will fluctuate with the value of the underlying securities. Historically closed-end funds have often traded at a discount to their net asset value. The distribution rate and income amounts reflect past amounts distributed and may not be indicative of future rates or income amounts. Distribution rates and income amounts can change at any time.

Investors should consider the investment objective and policies, risk considerations, charges and ongoing expenses of an investment carefully before investing. For more information, please contact your marketing and distribution agent, Destra Capital Advisors LLC at 877.855.3434.

NOT FDIC-INSURED | NOT BANK-GUARANTEED | MAY LOSE VALUE